Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cytokinetics, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

June 19, 2012